EXHIBIT 1

ADDITIONAL INFORMATION CONCERNING SONTRA

Executive Officers and Directors of Sontra Medical, Inc.

                Set forth below are the name, position, present principal occupation or employment and business address of each director and executive officer of Sontra Medical, Inc. (“Sontra”).  Unless otherwise indicated, each occupation set forth opposite an executive officer’s name refers to employment with Sontra.

Name	Position	Principal Occupation	Citizenship

James R. McNab, Jr.	Director, Chairman, President and Chief Executive Officer of Sontra	Chairman, President, and Chief Executive Officer of Sontra	United States

Joseph Kost	Director and Chief Scientific Officer of Sontra	Chief Scientific Officer of Sontra	Israel

Christine E. Davin	Secretary and Director of Administration of Sontra	Secretary and Director of Administration of Sontra	United States

Robert S. Langer	Director	Professor at Massachusetts Institute of Technology	United States

Martin P. Sutter	Director	General Partner, Essex Woodlands Health Ventures	United States

Robert D. Ulrich	Director	General Partner, Vanguard Ventures	United States

Nava Swersky Sofer	Director	Managing Director, Columbine Ventures	Israel

                * The business address for each executive officer and director is c/o Sontra Medical, Inc., 58 Charles Street, Cambridge, Massachusetts 02141.